Exhibit 99.1

For Immediate Release

Mediacom Communications Marks 20th Anniversary

by Announcing $1 Billion Capital Investment

Wide-scale Deployment of 1-Gig Broadband Service Headlines List of Company Initiatives

Mediacom Park, NY – March 14, 2016 – In recognition of the 20th anniversary of its first cable system purchase, Mediacom Communications announced today that the Company intends to invest $1 billion over the next 3 years to, among other projects, upgrade and expand its national broadband network. Headlining the list of planned company initiatives is “Project Gigabit,” a wide-scale deployment of 1 gigabit per second broadband services to virtually all of the 3 million homes and businesses within the 1,500 communities located in Mediacom’s 22 state footprint.

“From the time we acquired our first cable system in March 1996, Mediacom’s focus has always been to offer the smaller communities we serve the same communications and video services that are available in America’s largest cities,” said Mediacom’s founder and CEO, Rocco B. Commisso. “Project Gigabit will allow us to go even further by giving our customers access to one of the fastest broadband networks in the world.”

Project Gigabit will build upon the residential gigabit product launches completed by Mediacom in 2015 and the widely available Gigabit+ Fiber SolutionsTM offered by Mediacom Business today. The Company expects to bring the first wave of Project Gigabit communities online as early as the fourth quarter of 2016. Unlike some other 1-Gig providers whose services are limited to selected neighborhoods and/or are relying on federal, state or local taxpayer subsidies, Mediacom will invest its own money to make gigabit speeds available to essentially all of the residences and businesses along its network.

In addition to Project Gigabit, Mediacom’s $1 billion capital investment plan will fund a number of other important customer initiatives including:

•	Expansion of Mediacom Business’s high-capacity network inside downtown areas and commercial districts in order to create more “lit buildings” within the Company’s footprint and bring tens of thousands of new business customers on-net with immediate access to fiber-based communications services.

•	Extension of Mediacom’s deep-fiber residential video, Internet and phone network in order to pass at least an additional 50,000 homes.

•	Deployment of community Wi-Fi access points throughout high-traffic commercial and public areas across Mediacom’s national footprint.

“The $4.2 billion in private capital invested by Mediacom over the last 20 years has allowed us to, among other things, create an all-digital video network, launch a variety of advanced broadband services and deploy nearly 600,000 strand miles of fiber,” continued Commisso. “We decided to accelerate our capital spending over the next 3 years because our Company wants to be the engine that drives economic growth and development for businesses and residents in the communities we serve.”

Mediacom Communications Corporation

1 Mediacom Way  •  Mediacom Park, NY 10918  •  845-443-2600  •  Fax 845-698-4100

About Mediacom Communications

Mediacom Communications Corporation is the eighth largest cable operator in the U.S. serving about 1.3 million customers in smaller markets primarily in the Midwest and Southeast through its wholly-owned subsidiaries, Mediacom Broadband LLC and Mediacom LLC. Mediacom offers a wide array of information, communications and entertainment services to households and businesses, including video, high-speed data, phone, and home security and automation. Through Mediacom Business, the company provides innovative broadband solutions to commercial and public sector customers of all sizes, and sells advertising and production services under the OnMedia brand. More information about Mediacom is available at www.mediacomcc.com.

Contact:

Tom Larsen

SVP – Government & Public Relations

845-443-2754

tlarsen@mediacomcc.com